Exhibit 99

News Release
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
Strong Third Quarter Operating Results

- Achieved a 13% year-over-year growth in noninterest income
- Generated $69 million of quarterly organic loan growth
- Quarterly cash dividend increased for the 22nd consecutive year

                        SYRACUSE, N.Y. — October 20, 2014 — Community Bank System, Inc. (NYSE: CBU) reported third quarter 2014 net income of $22.4 million, an increase of 1.7% compared with $22.0 million earned for the third quarter of 2013.  Diluted earnings per share totaled $0.54 for the third quarter of 2014, consistent with the level reported in the third quarter of 2013.  Third quarter 2014’s results included a $2.8 million litigation settlement charge, or $0.05 per share. Excluding the litigation settlement charge, operating earnings for the quarter were $0.59 per share.  Year-to-date net income increased by $4.9 million, or 7.7%, and earnings per share of $1.65 were $0.09, or 5.8% higher than the first nine months of 2013.

“Our third quarter and year-to-date operating performance continued to be at very favorable levels and were characterized by solid revenue growth, organic expansion of the loan portfolio, a continuation of our stable and favorable asset quality profile and effective operating expense management,” said President and Chief Executive Officer Mark E. Tryniski.  “We continue to focus on building additional value into our enterprise through selective acquisitions, disciplined lending and a consistent approach to business regardless of economic conditions.  In July we increased our quarterly dividend by 7.1% to $0.30 per share, marking the twenty-second consecutive year of dividend increases for the Company.  We believe that this demonstrates the Company’s commitment to the payment of a meaningful and growing dividend as an important component of providing consistent and favorable long-term returns to our shareholders.”

Total revenue for the third quarter of 2014 was $92.5 million, an increase of $4.3 million, or 4.8%, over the third quarter of 2013.  Higher revenue was generated as a result of a 3.0% increase in average earning assets and continued strong noninterest income generation which more than offset a five basis point margin decline from the prior year quarter.  Continued organic growth drove a $2.2 million, or 16.3% increase in the Company’s revenue from its wealth management and employee benefit services businesses.  Revenue from deposit and other banking services, and mortgage banking increased $1.3 million year-over-year, while revenues increased $0.9 million from the linked quarter due to normal seasonal activity and the Company’s annual dividend from its participation in pooled retail insurance programs.  Year-over-year revenue growth was supported by an increased core deposit account base resulting from solid organic growth in addition to the successful integration of eight branch locations acquired in Pennsylvania in late 2013.  The quarterly provision for loan losses of $1.7 million was $0.3 million lower than the third quarter of 2013, reflective of lower levels of net charge-offs and improved non-performing and delinquent loan ratios.  Total operating expenses of $58.8 million for the quarter were $3.8 million higher than the third quarter of 2013, and included the previously-mentioned $2.8 million litigation settlement charge.  Excluding the litigation settlement charge, the additional $1.0 million of recurring operating expenses in the current quarter compared to the third quarter of 2013 were driven primarily by the additional operating costs associated with the branch acquisition completed in December 2013.

Third quarter 2014 net interest income was $61.4 million, an increase of $0.8 million, or 1.3%, compared to the third quarter of 2013.  In addition to the $0.6 million benefit to interest expense from an improved funding mix, growth in net interest income was driven by a $2.1 million decrease in borrowing interest expense resulting from last year’s balance sheet repositioning actions.  These actions contributed significantly to the lowering of the cost of borrowed funds by 115 basis points, year-over-year.  Improved funding costs were offset by a 22-basis point decline in earning asset yields, driven by lower blended interest rates on loans and investment securities.  While average loan balances grew $194.5 million, or 4.9%, average loan yields declined 28 basis points year-over-year, resulting in a $0.7 million reduction in loan income.  Investment income was $1.1 million lower than the third quarter of 2013 as average investment securities balance (including cash equivalents) declined by $1.8 million, while yields fell 15 basis points.

Third quarter noninterest income increased $3.5 million to $31.1 million, representing an increase of 12.6% compared to last year’s third quarter.  Income expanded across virtually all banking and financial services categories, with the lone exception being a $0.2 million decline in mortgage banking-related revenues.  Financial services revenue again reached record levels as wealth management revenues increased $0.8 million or 20.7% over third quarter 2013, while employee benefit services revenue grew 14.4% to $10.8 million.  Strong customer expansion and market momentum from 2013 continued in the first nine months of 2014 and drove the improved performance.  Deposit service revenues grew $1.1 million, or 8.9%, to $13.8 million, reflecting solid core deposit account growth as a result of the branch acquisition and organic growth initiatives across the franchise.  Income from other banking services increased $0.4 million from the third quarter of 2013 primarily from increased insurance programs-related gains.

Third quarter 2014 operating expenses of $56.0 million (excluding the litigation settlement charge of $2.8 million), increased $1.0 million, or 1.8% over the third quarter of 2013.  Occupancy and equipment costs grew $0.2 million, or 2.6%, primarily as a result of the December 2013 branch acquisition.  Salaries and employee benefits grew $0.5 million, or 1.6%, and included the additional personnel from the branch acquisition as well as planned merit increases.  These increases were partially offset by lower retirement plan expenses related to plan asset performance and discount rate changes.  Other expenses increased 2.4% and reflected the increased costs of operating an expanded franchise and continued investment in technology infrastructure.  Total operating expenses for the third quarter of 2014 included an accrual of $2.8 million with respect to the settlement of a pending class action lawsuit involving the sufficiency of consumer notice requirements for certain of the Company’s collateral recovery activities, similar to other class actions filed against a number of other financial institutions over the last four years.  The Company contests the allegations and asserted affirmative defenses to the claims, however, the settlement the Company was able to achieve was, in its judgment, a superior outcome for shareholders when measured against the risks and resources required for litigation.  The settlement is subject to final court approval.

The third quarter 2014 effective income tax rate of 29.9% increased compared to 29.2% in last year’s third quarter, reflecting a higher proportion of income being generated from fully taxable sources.

Financial Position

Average earning assets of $6.67 billion for the third quarter of 2014 were up $35 million from the second quarter of 2014, and were $193 million higher than the third quarter of 2013. Compared to the prior year, overall average earning asset balances included growth of $195 million in average loan balances, while average investment securities and cash balances declined by $2 million.  Average deposit balances declined modestly compared to the second quarter of 2014, and were $304 million higher than the third quarter of 2013, principally due to the branch acquisition.

Ending loans at September 30, 2014 increased $191.8 million, or 4.8%, year-over-year, reflecting strong organic growth in the Company’s consumer lending portfolios, as well as a 3.0% year-over-year increase in business loans, which was generally consistent with market demand characteristics.  Ending loans increased $69.4 million from June 30, 2014, driven by growth in the consumer installment loans.  Ending investment securities totaled $2.51 billion at September 30, 2014, a level slightly lower than the end of the third quarter of 2013, and down $28 million from the end of the second quarter of 2014.  Quarter-end borrowings of $343.8 million were down $223.3 million from the year-ago quarter-end.  Deposit balances at September 30, 2014 totaled $5.97 billion, up $280.0 million, or 4.9%, from the year earlier quarter.

Shareholders’ equity of $965.5 million at September 30, 2014 was $99.8 million, or 11.5% higher than the prior year quarter-end, primarily due to strong earnings generation and capital retention over the last four quarters.  The Company’s net tangible equity to net tangible assets ratio was 8.57% at September 30, 2014, up from 7.38% at September 30, 2013.  The Company’s Tier 1 leverage ratio grew to 9.79% for the current quarter, up 40 basis points from the third quarter of 2013.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $1.1 million for the third quarter, compared to $1.5 million for the third quarter of 2013 and $1.5 million for second quarter of 2014.  As an annualized percentage of average loans, net charge-offs measured 0.10% in the third quarter of 2014, compared to 0.15% in the prior year third quarter and 0.14% in the second quarter of 2014.  Nonperforming loans as a percentage of total loans at September 30, 2014 were 0.57%, consistent with 0.58% at June 30, 2014 and down from 0.61% of total loans at September 30, 2013.  The total loan delinquency ratio of 1.32% at the end of the third quarter was down 16 basis points from the end of the third quarter of 2013.  The third quarter provision for loan losses of $1.7 million was $0.3 million, or 16.5% lower than the third quarter of 2013, and $0.2 million, or 8.0%, lower than the second quarter of 2014 due primarily to lower net charge-off levels.  The allowance for loan losses to nonperforming loans was 189% at September 30, 2014, comparable with the 187% and 181% levels at the end of the second quarter of 2014 and the end of the third quarter of 2013, respectively.

Increased Cash Dividend Declared

In July, the Company’s Board of Directors declared a quarterly cash dividend of $0.30 per share on its common stock.  The dividend was paid on October 10, 2014 to shareholders of record as of September 15, 2014.  The $0.30 quarterly dividend was a $0.02 per share or 7.1% increase over the $0.28 per share paid in the prior four quarters.  This marked the Company’s 22nd consecutive year of increased dividend payouts to shareholders.  Using the closing price of $34.80 a share on the Company’s common stock as of Thursday, October 16th, the $0.30 quarterly dividend provides a 3.45% annualized yield.

Also, as previously announced, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock during a twelve-month period starting January 1, 2014.  Such repurchases may be made at the discretion of senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The Company did not repurchase any stock in the first nine months of 2014.

Company to Host Investor Day on October 29th

Community Bank System, Inc. will hold an Investor Day presentation for investors and security analysts at the New York Stock Exchange on the morning of October 29, 2014.  Investors who wish to attend the Company’s presentation should contact Josephine Rurka (josie.rurka@communitybankna.com) or Julie Senulis (Senulis@csirfirm.com).

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today (Monday) to discuss third quarter results.  The conference call can be accessed at 888-297-0360 (1-719-325-2289 if outside United States and Canada) using the conference ID code 6053761.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=100595.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 190 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $7.5 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning and wealth management services and operates a full service insurance agency providing personal and business insurance products. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-Date
	September 30,	September 30,	September 30,	September 30,
Earnings	2014	2013	2014	2013
Loan income	$46,883	$47,606	$138,649	$141,136
Investment income	17,404	18,526	52,986	57,061
Total interest income	64,287	66,132	191,635	198,197
Interest expense	2,893	5,531	8,963	20,739
Net interest income	61,394	60,601	182,672	177,458
Provision for loan losses	1,747	2,093	4,647	4,807
Net interest income after provision for loan losses	59,647	58,508	178,025	172,651
Deposit service fees	13,833	12,703	39,260	36,643
Mortgage banking revenues	364	599	993	1,111
Other banking services	1,503	1,072	3,672	2,618
Wealth management services	4,617	3,823	13,529	11,566
Employee benefit services	10,755	9,397	31,638	28,564
Gain on sales of investment securities	0	0	0	63,799
Loss on debt extinguishments	0	0	0	(63,500)
Total noninterest income	31,072	27,594	89,092	80,801
Salaries and employee benefits	30,941	30,448	92,090	91,217
Occupancy and equipment	6,617	6,448	21,224	20,263
Amortization of intangible assets	1,051	1,089	3,293	3,408
Litigation settlement	2,800	0	2,800	0
Acquisition expenses	0	71	123	76
Other	17,402	16,988	50,366	49,008
Total operating expenses	58,811	55,044	169,896	163,972
Income before income taxes	31,908	31,058	97,221	89,480
Income taxes	9,537	9,069	29,001	26,128
Net income	$22,371	$21,989	$68,220	$63,352
Basic earnings per share	$0.55	$0.55	$1.67	$1.58
Diluted earnings per share	$0.54	$0.54	$1.65	$1.56

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014			2013
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$46,883	$46,073	$45,693	$47,061	$47,606
Investment income	17,404	18,036	17,546	18,901	18,526
Total interest income	64,287	64,109	63,239	65,962	66,132
Interest expense	2,893	2,939	3,131	5,326	5,531
Net interest income	61,394	61,170	60,108	60,636	60,601
Provision for loan losses	1,747	1,900	1,000	3,185	2,093
Net interest income after provision for loan losses	59,647	59,270	59,108	57,451	58,508
Deposit service fees	13,833	13,172	12,255	12,714	12,703
Mortgage banking revenues	364	345	284	562	599
Other banking services	1,503	1,263	906	954	1,072
Wealth management services	4,617	4,438	4,474	3,984	3,823
Employee benefit services	10,755	10,448	10,435	10,032	9,397
Gain on sales of investment securities	0	0	0	16,969	0
Loss on debt extinguishments	0	0	0	(23,836)	0
Total noninterest income	31,072	29,666	28,354	21,379	27,594
Salaries and employee benefits	30,941	30,409	30,740	30,412	30,448
Occupancy and equipment	6,617	6,916	7,691	6,782	6,448
Amortization of intangible assets	1,051	1,101	1,141	1,061	1,089
Litigation settlement	2,800	0	0	0	0
Acquisition expenses	0	0	123	2,105	71
Other	17,402	16,738	16,226	16,923	16,988
Total operating expenses	58,811	55,164	55,921	57,283	55,044
Income before income taxes	31,908	33,772	31,541	21,547	31,058
Income taxes	9,537	10,096	9,368	6,070	9,069
Net income	22,371	23,676	22,173	15,477	21,989
Basic earnings per share	$0.55	$0.58	$0.55	$0.38	$0.55
Diluted earnings per share	$0.54	$0.57	$0.54	$0.38	$0.54
Profitability
Return on assets	1.19%	1.28%	1.23%	0.84%	1.22%
Return on equity	9.25%	10.13%	9.92%	7.04%	10.26%
Return on tangible equity(3)	14.66%	16.34%	16.37%	11.78%	17.57%
Noninterest income/operating income (FTE) (1)	32.2%	31.3%	30.7%	30.5%	30.0%
Efficiency ratio (2)	57.0%	57.0%	59.2%	58.5%	58.6%
Components of Net Interest Margin (FTE)
Loan yield	4.48%	4.51%	4.55%	4.61%	4.76%
Cash equivalents yield	0.17%	0.23%	0.25%	0.22%	0.22%
Investment yield	3.37%	3.48%	3.46%	3.54%	3.52%
Earning asset yield	4.06%	4.12%	4.13%	4.20%	4.28%
Interest-bearing deposit rate	0.17%	0.17%	0.19%	0.21%	0.22%
Borrowing rate	0.87%	0.91%	0.90%	1.86%	2.02%
Cost of all interest-bearing funds	0.23%	0.23%	0.25%	0.41%	0.43%
Cost of funds (includes DDA)	0.18%	0.19%	0.20%	0.33%	0.35%
Net interest margin (FTE)	3.89%	3.94%	3.94%	3.88%	3.94%
Fully tax-equivalent adjustment	$3,923	$3,972	$3,834	$3,666	$3,728

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014			2013
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$4,180,284	$4,121,976	$4,099,827	$4,069,204	$3,985,755
Cash equivalents	8,225	9,535	9,782	11,085	8,644
Taxable investment securities	1,834,591	1,839,488	1,833,296	1,861,206	1,833,355
Nontaxable investment securities	642,113	659,662	638,975	639,199	644,728
Total interest-earning assets	6,665,213	6,630,661	6,581,880	6,580,694	6,472,482
Total assets	7,457,409	7,407,151	7,333,082	7,278,167	7,154,796
Interest-bearing deposits	4,671,216	4,754,636	4,736,746	4,546,591	4,511,199
Borrowings	427,051	385,150	402,549	634,472	589,065
Total interest-bearing liabilities	5,098,267	5,139,786	5,139,295	5,181,063	5,100,264
Noninterest-bearing deposits	1,281,626	1,224,515	1,197,922	1,149,873	1,138,039
Shareholders' equity	959,484	937,532	906,787	872,567	850,238
Balance Sheet Data
Cash and cash equivalents	$157,500	$161,903	$153,417	$149,647	$174,205
Investment securities	2,506,242	2,534,419	2,506,221	2,218,725	2,518,574
Loans:
Business lending	1,251,178	1,247,129	1,246,070	1,260,364	1,214,796
Consumer mortgage	1,598,298	1,580,584	1,579,322	1,582,058	1,570,607
Consumer indirect	841,975	797,297	755,849	740,002	713,310
Home equity	339,121	339,345	340,760	346,520	348,246
Consumer direct	186,672	183,448	174,357	180,139	178,496
Total loans	4,217,244	4,147,803	4,096,358	4,109,083	4,025,455
Allowance for loan losses	45,273	44,615	44,197	44,319	44,083
Intangible assets, net	387,966	389,018	390,119	390,499	383,735
Other assets	278,964	272,815	295,310	272,229	244,131
Total assets	7,502,643	7,461,343	7,397,228	7,095,864	7,302,017
Deposits:
Noninterest-bearing	1,279,052	1,257,223	1,225,977	1,203,346	1,158,013
Non-maturity interest-bearing	3,881,249	3,872,262	3,928,230	3,766,145	3,630,684
Time	807,030	841,810	884,681	926,553	898,636
Total deposits	5,967,331	5,971,295	6,038,888	5,896,044	5,687,333
Borrowings	343,805	319,408	217,110	141,913	567,116
Subordinated debt held by unconsolidated subsidiary trusts	102,115	102,109	102,103	102,097	102,091
Accrued interest and other liabilities	123,868	113,516	120,991	79,998	79,798
Total liabilities	6,537,119	6,506,328	6,479,092	6,220,052	6,436,338
Shareholders' equity	965,524	955,015	918,136	875,812	865,679
Total liabilities and shareholders' equity	7,502,643	7,461,343	7,397,228	7,095,864	7,302,017
Capital
Tier 1 leverage ratio	9.79%	9.64%	9.48%	9.29%	9.39%
Tangible equity/net tangible assets (3)	8.57%	8.44%	7.97%	7.68%	7.38%
Diluted weighted average common shares O/S	41,260	41,269	41,152	41,061	40,850
Period end common shares outstanding	40,707	40,688	40,658	40,431	40,296
Cash dividends declared per common share	$0.30	$0.28	$0.28	$0.28	$0.28
Book value	$23.72	$23.47	$22.58	$21.66	$21.48
Tangible book value(3)	$15.04	$14.74	$13.79	$12.80	$12.73
Common stock price (end of period)	$33.59	$36.20	$39.02	$39.68	$34.12

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014			2013
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$21,323	$21,991	$21,669	$19,473	$21,713
Accruing loans 90+ days delinquent	2,691	1,930	1,977	2,555	2,650
Total nonperforming loans	24,014	23,921	23,646	22,028	24,363
Other real estate owned (OREO)	3,619	4,281	4,914	5,060	5,218
Total nonperforming assets	27,633	28,202	28,560	27,088	29,581
Net charge-offs	1,090	1,482	1,122	2,949	1,483
Allowance for loan losses/loans outstanding	1.07%	1.08%	1.08%	1.08%	1.10%
Nonperforming loans/loans outstanding	0.57%	0.58%	0.58%	0.54%	0.61%
Allowance for loan losses/nonperforming loans	189%	187%	187%	201%	181%
Net charge-offs/average loans	0.10%	0.14%	0.11%	0.29%	0.15%
Delinquent loans/ending loans	1.32%	1.24%	1.25%	1.49%	1.48%
Loan loss provision/net charge-offs	160%	128%	89%	108%	147%
Nonperforming assets/total assets	0.37%	0.38%	0.39%	0.38%	0.41%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$17,313	$18,147	$17,755	$16,065	$17,365
Accruing loans 90+ days delinquent	2,545	1,813	1,826	2,418	2,471
Total nonperforming loans	19,858	19,960	19,581	18,483	19,836
Other real estate owned (OREO)	1,794	2,303	2,645	2,832	2,767
Total nonperforming assets	21,652	22,263	22,226	21,315	22,603
Net charge-offs	1,088	1,204	1,086	1,956	1,583
Allowance for loan losses/loans outstanding	1.14%	1.15%	1.15%	1.15%	1.16%
Nonperforming loans/loans outstanding	0.51%	0.52%	0.52%	0.49%	0.54%
Allowance for loan losses/nonperforming loans	226%	221%	222%	234%	215%
Net charge-offs/average loans	0.11%	0.13%	0.12%	0.21%	0.17%
Delinquent loans/ending loans	1.23%	1.19%	1.17%	1.44%	1.45%
Loan loss provision/net charge-offs	160%	155%	121%	130%	126%
Nonperforming assets/total assets	0.30%	0.31%	0.31%	0.32%	0.33%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $34.9 million at 9/30/14) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.